Exhibit 4

May ___, 2006

International Microcomputer Software, Inc.
75 Rowland Way
Novato, CA 94945
Attention: Martin Wade, III
    Chief Executive Officer

Re:	IMSI Lock-Up Agreement

Dear Sirs:

In connection with the execution and delivery of the Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among International Microcomputer Software, Inc. (“IMSI”), ACCM Acquisition Corp., a wholly-owned subsidiary of IMSI, AccessMedia Networks, Inc. (“AccessMedia”) and, for certain purposes, Broadcaster, Inc. and the stockholders of AccessMedia, and as an inducement to such parties to enter into the Merger Agreement, the undersigned (“Holder”) hereby agrees that he, she or it shall not sell, offer, pledge, contract to sell, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise transfer or dispose of, directly or indirectly (collectively, “Transfer”), any common stock (or other securities) of IMSI owned by such Holder (“Holder’s Securities”) for a period of twelve (12) months following the Closing Date as defined in the Merger Agreement.

Notwithstanding the foregoing, Holder may Transfer up to two percent (2%) of Holder’s Securities in each sixty (60) day period during such twelve (12) month period; provided, however, that the number of shares of common stock (or other securities) of IMSI that may be Transferred during any sixty (60) day period may be increased above two percent (2%) by Baytree Capital Associates, LLC (“Baytree Capital”) if (i) Baytree Capital determines in good faith that such Transfers will not have an adverse effect on the market for IMSI’s common stock, and (ii) such increase applies on a pro rata basis to each IMSI stockholder who has executed a lockup agreement on the date hereof. Furthermore, Holder may Transfer Holder’s Securities to any revocable trust established for the benefit of Holder, Holder’s children and which Holder remains trustee. Any such Transfer shall be bound by the terms hereof.

Holder also agrees and consents to the entry of stop transfer instructions with IMSI’s transfer agent and registrar against the Transfer of the Holder’s Securities except in compliance with the foregoing restrictions. It is understood that this Agreement shall become effective only upon execution and delivery of the Merger Agreement and shall be void and of no further force or effect if the Merger Agreement is terminated.

Sincerely,

By:_____________________________________
Name:___________________________________
Title:____________________________________